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                                 E.C.  CAPITAL, LTD.


The following sets forth the general restated terms and conditions by which Java Centrale, Inc. engages E.C. Capital, Ltd. As its Placement Agent:

COMPANY: Java Centrale, Inc.

         PART I:

AMOUNT:   $250,000 Minimum/$825,000 Maximum, best efforts basis

OFFERING: 10 Units Minimum/30 Units Maximum.  Each Unit consisting of:

          (1) 250,000 shares of common stock, no par value; and

          (2) 250,000 common stock purchase warrants (A Warrants) exercisable at $.16 per share for two years, non-callable, subject to adjustment for dilution, corporate events, etc., the issuance of said Warrants is conditioned upon shareholder approval pursuant to an undertaking by the Company to call a special meeting of shareholders seeking approval for an amendment to the Certificate of incorporation increasing the authorized number of shares to 50,000,000 a one for ten reverse stock split and a reincorporation of the Company to Delaware or Nevada.

          (3) 250,000 common stock purchase warrants (B Warrants) exercisable at $.20 per share for three years, non callable, subject to adjustment for dilution, corporate events, etc., the issuance of said Warrants is conditioned upon shareholder approval pursuant to an undertaking by the Company to call a special meeting of shareholders seeking approval for an amendment to the Certificate of incorporation increasing the authorized number of shares to 50,000,000 a one for ten reverse stock split and a reincorporation of the Company to Delaware or Nevada.

          (4) All of the above securities shall have registration rights as set forth below but will be subject to a re-restriction agreement between the holder and E.C. Capital, Ltd. Wherein the holder agrees not to publicly sell any securities for a period of one year from the date of issuance without the prior written consent of E.C. Capital, Ltd.

PRICE:   $25,000 per Unit

         PART II:

         A second offering will commence upon the closing of the $625,000 maximum offering as set forth above. The terms will be $825,000 maximum best efforts offering, $25,000 dollar price per unit and the Units will be identical to the Units in Part I above. The commencement of the Part II, however, is expressly conditioned upon shareholder approval of the amendment to the Certificate of Incorporation increasing the authorized number of shares to 50,000,000, a one for ten reverse stock split and a reincorporation of the company to Delaware or Nevada.

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REGISTRATION RIGHTS:

         The Company shall file a Registration Statement with the Securities and Exchange Commission of register for resale the shares of common stock included in the Units and the shares of common stock usable upon exercise of the A and B Warrants included in the Units, no later than 30 days after the holding of a special shareholders' meeting as set forth above. The Company shall use its best efforts to have such Registration Statement declared effective within 120 days thereof. In the event such Registration Statements is not declared effective within such 120 days thereof. In the event such Registration Statement is not declared effective within such 120 day period, the Company shall issue to the Holders of the Units a number of whole shares of common stock equal to 10% of the number of shares of common stock owned by such Holders in respect of Units purchased for each 30 day period following such 120 day period that such Registration Statement has not been declared effective. The Company shall maintain the effectiveness of such Registration Statement at its own expense for a period of two years after such Registration Statement has been declared effective.

USE OF PROCEEDS:

         Working capital

CONDITIONS:

         (1) Board of Directors - one observer as designation by E.C. Capital, Ltd. For a period of 3 years, with the same compensation and reimbursement of expenses as with a board member.

         (2) Holding of a special shareholders' meeting as outlined above no later than the termination date of October 31, 1997.

         (3) Restriction on the issuance of any of the Company's equity and/or debt securities for a period of three years following the closing date of the Offering without the written consent of the Placement Agent.

         (4) Placement agent review of management employment contracts, stock options and benefit plans, with all reasonable requests for amendments and give-backs complied with.

         (5) Agreement with convertible debt holders and existing warrant holders on changing conversion prices and/or cancellations.

         (6) Execution of a Financial Consulting Agreements whereby E.C. Capital, Ltd. Shall render financial consulting services to the Company for a period of three years following the date of the minimum closing, with a financial consulting fee of $3,000 per month, the first monthly payment due on the date of the minimum closing and on like date for the next successive 35 months.

         (7) All officers and directors shall agree to a oneyear lock-up beginning on the date of the effectiveness of the Registration Statement referred to
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              above subject ot release with the prior written consent of
              E.C. Capital, Ltd.

         (8)  Effectuate a name change to Paradise Bakery & Cafe.

         (9)  Termination Date for Part I:  October 31, 1997

PLACEMENT AGENT FEES:

         The placement agent will receive the following compensation package for each of Part I and Part II, payable at closing

         10% Commission
           3% Non-accountable
           5% Warrant solicitation fee
         2,500,000 Class A Warrants to E.C. Capital, Ltd.*
         2,500,000 Class B Warrants to E.C. Capital, Ltd.*

         *The issuance of which is subject to shareholder approval of the amendment to the certificate of incorporation authorizing an increase in the authorized shares to 50,000,000.




Effective Date:    July 29, 1997       E.C. Captial, Ltd.

                                       By:______________________

                                       Java Centrale, Inc.

                                       By:______________________